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                                                                   EXHIBIT 10.51

                                                         CONFIDENTIAL SETTLEMENT

                      TERMINATION AND CONSULTING AGREEMENT
                           AND MUTUAL GENERAL RELEASE

        This Termination and Consulting Agreement and Mutual General Release (this "Agreement") is entered into as of the 17th day of April, 1998, by and between Gregory M. Yulish, an individual ("Yulish"), JEM Entertainment, Inc., a California corporation ("JEM"), and Jane McGregor, an individual ("Executive," and, together with JEM, "McGregor") on the one hand, and The Harvey Entertainment Company (the "Company") on the other, with reference to the following facts:

        A. WHEREAS, on April 17, 1995, Yulish entered into an amended employment agreement with Company (the "Yulish Employment Agreement"); and

        B. WHEREAS, Company has entered into a series of Letter Agreements with JEM, among others, those dated September 10, 1997 and March 5, 1998 for the services of Executive (collectively, the "McGregor Agreements"). (The Yulish Employment Agreement and the McGregor Agreements are collectively the "Yulish-McGregor Agreements.") The McGregor Agreements contemplate a continued profit participation or interest by JEM and/or Executive in certain entertainment projects developed or to be developed by Executive and/or the Company; and

        C. WHEREAS, Yulish and Executive are husband and wife; and

        D. WHEREAS, the Yulish Employment Agreement terminated on April 17, 1998 and the McGregor Agreements were terminated in April 1998; and

        E. WHEREAS, the parties hereto desire to resolve all matters with respect to the Yulish-McGregor Agreements, and all other matters covered herein.

        F. NOW, THEREFORE, the parties by this Agreement wish, among other things, (a) to terminate and extinguish any and all obligations of the parties under or in any way related to the Yulish-McGregor Agreements and render the Yulish-McGregor Agreements of no further force or effect except as provided herein, (b) to confirm the termination of the Yulish Employment Agreement, and
(c) to release any and all other claims, rights or obligations (whether past, present or future) of whatever kind or nature by, between or among the parties hereto through the date of this Agreement, except as set forth herein.

        In consideration of the agreements herein contained, the parties hereto agree as follows:

               1. CLOSING PLACE AND DATE. The parties hereto contemplate the execution of this Agreement as soon as practicable on the "Closing Date." The parties intend the effective date of this Agreement to be as of April 17, 1998.


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               2. PAYMENTS TO YULISH AND MCGREGOR.

               (a) In consideration of Yulish's performance of the Consulting Services (as hereinafter defined) and for the release of the Company's obligations under the Yulish-McGregor Agreements, upon the execution of this Agreement the Company shall (i) pay to JEM Seventy-Five Thousand Dollars ($75,000) and (ii) reimburse outstanding business expenses incurred by Yulish and Executive on behalf of the Company through the termination date of the Yulish Employment Agreement and McGregor Agreements, respectively, to the extent such expenses are properly documented on the expense reports of Yulish and Executive.

               (b) The Company shall pay to Yulish One Hundred Dollars ($100.00) per hour for services requested and performed during the Consulting Period (as hereinafter defined). Time that Yulish spends providing Consulting Services to the Company shall be aggregated on a daily basis and paid in hourly increments. Payment shall be made every two weeks in accordance with the Company's customary practices for time submitted at least 48 hours prior to the payment date.

               (c) The Company shall pay to Yulish $14,218 on May 1, 1998, less applicable withholding, as compensation for all accrued vacation through April 17, 1998.

        Yulish and McGregor shall be exclusively liable for the payment of any federal and state income and the employee share of any employment taxes which may be due as the result of the payments to be made by the Company hereunder, and shall indemnify and hold the Company harmless from any failure by them to pay such taxes.

               3. YULISH-MCGREGOR AGREEMENTS. The Yulish-McGregor Agreements are terminated as of April 17, 1998 and are of no further force or effect. Except as set forth below, McGregor further agrees and hereby releases any and all claims, profit participations, rights of authors or creators, rights to fees or credits, and any and all other rights which may have existed with respect to the various entertainment projects covered by the McGregor Agreements, all of which shall be the sole and exclusive property of the Company; provided, however, that the Company releases any rights it may have had in the following projects: (i) Space Cadets, (ii) Braveheart and (iii) Beany and Cecil. McGregor further agrees to execute and acknowledge such further instruments and agreements as may be necessary to more fully vest in the Company the rights referred to herein and the release of any such claims by McGregor.

               4. CONSULTING PERIOD. During the period between April 17, 1998 through October 17, 1998 (the "Consulting Period"), Yulish shall be available for up to 5 hours (10 hours through May 1, 1998) per week (in one hour minimums) to consult with the Company and its advisors on such matters as the Company may reasonably request (the "Consulting Services"). The Company shall provide Yulish with reasonable advance telephonic notice of its needs for his


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services. (The Company is not required to request a minimum level of consulting services.) Yulish agrees and acknowledges that, during the Consulting Period and with respect to the Consulting Services, he is and shall at all times be acting as an independent contractor and not an employee of Company. Yulish agrees to comply with all of the reasonable and customary personnel policies of Company not inconsistent herewith. The Consulting Services shall be generally performed at the principal offices of Company, in Century City, California, or by telephonic consultation. In addition, the Consulting Services may be performed by Yulish from time to time on a temporary travel basis (consistent with the Company's past practice and upon 72 hours' advance notice) at such other locations as Company shall reasonably request consistent with its reasonable business needs. (Yulish may bill for travel time.) Yulish agrees to perform the Consulting Services in a competent and professional manner. Yulish shall report to the Chief Financial Officer of the Company. Yulish agrees that he will be generally available during the six-month period ending October 17, 1998, and will coordinate with the Chief Financial Officer of the Company for mutually convenient times to be available.

               5. STOCK OPTIONS. Yulish acknowledges that but for the provisions of this Agreement, an option to purchase 16,666 shares of the Company's Common Stock (the "Option") granted to him under the Company's 1994 Stock Option Plan which was scheduled to vest on April 25, 1998 would not vest due to the termination of the Yulish Employment Agreement prior to such date. The Company has agreed that for so long as Yulish continues to be available to perform the Consulting Services through October 17, 1998, Yulish shall continue to be eligible for vesting and the continued exercise of such Option and all other options in his name. Furthermore, the Company agrees that the stock option floor, i.e., the requirement that the shares of the Company's Common Stock trade at in excess of $12.00 for a period of fifteen (15) days before exercise, is deleted from the Option, and the Option, which will fully vest on April 25, 1998 in accordance with its terms, may be exercised by Yulish in accordance with its terms.

               6. EXPENSE REIMBURSEMENT. Upon presentation to Company of customary documentation, Yulish will be entitled to reimbursement of his reasonable and customary business expenses incurred on behalf of Company or Company's affiliates. The Company will advance significant travel costs required during the Consulting Period.

               7. OTHER PROVISIONS. Yulish shall be entitled to COBRA benefits commencing as of April 17, 1998. The Company shall use its best efforts to amend its profit sharing plan to provide for the distribution to Yulish of any amounts therein vested in Yulish's name. Yulish agrees to assume the lease of the Company car currently used by him a Mercedes S320 and to indemnify and hold the Company harmless from all costs and expenses incurred with respect to such lease and such automobile. Yulish agrees to use his best efforts to have the lease assigned to him and placed in his name and, lacking such assignment by May 5, 1998, to provide the Company with evidence of insurance showing that the Company is an additional named insured on the leased automobile. Yulish agrees to provide to the Company, by May 1, 1998, a list of all computers and related equipment, fax machines, television and audio visual equipment, telephones and other assets of the Company which are in his possession and the Company and Yulish shall either agree on a sale price for Yulish to buy such equipment, or Yulish shall return all of such equipment to the Company on or before May 5, 1998. Yulish and


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McGregor agree to return to Company all of its proprietary documents, files, and business information and confirm to the Company that they have destroyed all Company credit cards, parking cards and office keys.

               8. CONFIDENTIALITY. Yulish and McGregor both agree that their services to the Company have brought them into close contact with many confidential affairs of Company and its affiliates, including information about costs, profits, markets, sales, products, key personnel and other business affairs and methods and other information not readily available to the public, and plans for future development. In recognition of the foregoing, Yulish and McGregor covenant and agree to keep secret and not use for their benefit all material confidential matters of Company and its affiliates which are not otherwise in the public domain and will not disclose them to anyone outside of Company or its affiliates, and will not use such information in any manner except on behalf of the Company. Yulish and McGregor acknowledge that their breach of paragraph 8 of this agreement will cause irreparable damage to Company for which legal remedies will be inadequate and agree that, in the event of such breach, Company will have the right to seek and obtain (in addition to any available legal remedies) injunctive and other equitable relief from a court of competent jurisdiction to prevent any further or continued breach of this paragraph.

               9. ALLEGED BREACHES AND CURE. The Company may seek reimbursement from Yulish and McGregor of amounts paid pursuant to Section 2 only for the material breach of any covenant, condition, agreement or term of this Agreement, and only if Company shall have given written notice to Yulish and McGregor specifying the claimed cause or breach and, provided such breach is curable, Yulish and McGregor fails to correct the claimed breach or fails to alter the objectional pattern of conduct specified in the applicable written notice as soon as practical thereafter but no later than five (5) days after receipt of the applicable notice. However, in no event shall a breach of the provisions of
Section 8 be subject to cure.

               10. MUTUAL GENERAL RELEASES AND WAIVER OF CIVIL CODE SECTION 1542. Yulish and McGregor on the one hand, and Company, on the other, on behalf of themselves and their respective predecessors, successors and assigns and their respective officers, directors, employees, representatives, and shareholders do hereby remise, release and forever discharge the other and their respective predecessors, successors and assigns and, in the case of Yulish and McGregor, release hereunder the officers, directors, shareholders, agents, employees, representatives, attorneys of the Company, and of all affiliated parent or subsidiary corporations or divisions and each of them (the "Related Parties"), of and from any and all claims, rights, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses (all of the foregoing being referred to collectively as the "Claims and Expenses") (including, but not limited to, unknown Claims and Expenses through and including the date hereof including, without limitation, any and all Claims and Expenses in any way based on, arising out of or related to the Yulish-McGregor Agreements or Yulish's or McGregor's employment with the Company) as well as any claim not set forth herein for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance or any other fringe benefit, workers' compensation or disability under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or the California Fair Employment and Housing Act, PROVIDED, HOWEVER,


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that this general release is not intended to and shall not be construed as a release of any rights, obligations or warranties of the parties under this Agreement, nor shall Yulish, McGregor, the Company or the Related Parties be released for prior conduct constituting fraud or breach of fiduciary duty.

               Said parties, and each of them, expressly waive and relinquish all rights and benefits under Section 1542 of the Civil Code of California, which reads as follows:

               "1542.  Extent of General Release.

               A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

               Said parties, and each of them, acknowledge that they, or any of them, may hereafter discover facts different from or in addition to those they, or any of them, now know or believe to be true with respect to the Claims and Expenses herein released and agree that this Agreement shall be and remain effective in all respects notwithstanding such different or additional facts. It is the intention hereby fully, finally and forever to settle and release all Claims and Expenses which do now exist, may exist or heretofore have existed between Yulish and McGregor on the one hand, and Company (or any of its predecessors in interest in the Yulish-McGregor Agreements) on the other. In furtherance of such intention, among other things, the releases herein given shall be and remain in full force and effect as full and complete mutual general releases to the full extent of their terms and the Yulish Employment Agreement and McGregor Agreements shall be and remain of no further force or effect notwithstanding the discovery or existence of any such additional or different claims or facts relative thereto and notwithstanding the breach of any terms or conditions of this Agreement.

               Furthermore, notwithstanding this release, Yulish shall be entitled to the continued benefit of all contractual and statutory indemnification agreements provided by the Company in accordance with their terms.

                11.     REPRESENTATIONS, WARRANTIES AND INDEMNITIES.

                (a) Each party hereto represents and warrants that it has the full right and authority to enter into this Agreement and that the officer or representative (if any) of each party executing this Agreement on its behalf has the full right and authority to execute this Agreement and to fully bind such party hereto, and that this Agreement represents the valid and binding agreement of each such party enforceable in accordance with its terms. Yulish and Executive each represent and warrant to the Company that they are under the age of 40 years old.

                (b)     Each party represents, warrants and agrees as follows:


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                        (i)     Such party has received independent legal advice
                                with respect to the advisability of making this Agreement;

                        (ii) Such party (nor any officer, agent, employee, partner, representative or attorney of or any party) has not made any statement, representation or promise, other than as set forth herein, to any other party in entering into this Agreement which has been relied upon by any other party (or any officer, agent, employee, partner, representative or attorney for another party) in entering into or executing this Agreement;

                        (iii) Such party has made such investigation of the facts pertaining to this Agreement and of all other matters pertaining hereto as it deems necessary; and

                        (iv) Such party has not assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and each shall defend, indemnify and hold harmless the other from and against any claim (including the payment of attorneys' fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

               12. NOTICES. Any notice under this Agreement shall not be effective as such unless addressed as set forth below and mailed by U.S. certified mail, return receipt requested, postage prepaid, or by telecopy or by overnight delivery service and not otherwise. Notices shall be effective three business days after mailing, or upon receipt if sent by telecopy or overnight delivery service.

           If To Company:           The Harvey Entertainment Company
                                    1999 Avenue of the Stars, Suite 2050
                                    Los Angeles, CA 90067
                                    Attention: Chief Financial Officer
                                    Facsimile: 310/789-1992

               with a copy toSidley & Austin

                                    555 West Fifth Street, 40th Floor
                                    Los Angeles, CA 90013-1010
                                    Attention: Gary J. Cohen, Esq.
                                    Facsimile: 213/896-6600

        If To Yulish or Executive:  3902 Peartree Place
                                    Calabasas, CA  91302
                                    Home Facsimile: 818/225-8936


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               with a copy to: Troop Meisinger Steuber & Pasich
                                    10940 Wilshire Boulevard, 8th Floor
                                    Los Angeles, CA 90024-3915
                                    Attention: Jon D. Meer, Esq.
                                    Facsimile: 310/443-8511

               13. INTEGRATION. This Agreement has been fully negotiated and shall not be interpreted for or against either party. This Agreement and the documents referenced and/or incorporated herein constitute an integration of the entire understanding and agreement of the parties. Any representation, promise or condition, whether written or oral, not specifically incorporated herein shall not be binding upon any of the parties hereto and all parties acknowledge that they have not relied, in entering into this Agreement, upon any representations, promises or conditions not specifically set forth herein.

               14. SURVIVAL. All representations, warranties, covenants, agreements and acknowledgments made by the parties herein shall be considered to have been relied upon by the parties hereto and shall survive the execution, performance and delivery of this Agreement and all other documents contemplated herein.

               15. SUCCESSORS AND ASSIGNS. This Agreement, including, without limitation, the representations, warranties, covenants, agreements, acknowledgments and indemnities contained herein, a) shall inure to the benefit of and be enforceable by the respective parties hereto, and Company, Yulish and McGregor's successors and permitted assigns and permitted transferees, and b) shall be binding upon and enforceable against the respective parties hereto, and Company, Yulish and McGregor's successors, permitted assigns and permitted transferees. Either party may assign its rights hereunder, provided that, notwithstanding any such assignment, the obligations of such party shall remain in full force and effect until fully performed and satisfied.

               16. CONSTRUCTION AND ATTORNEYS' FEES. This Agreement shall be construed and enforced in accordance with the laws of the State of California where it is to be executed and delivered. Should any action (including an arbitration proceeding) be brought by the parties hereto to enforce any provision or right herein, the prevailing party shall be entitled to recover in addition to any other relief, reasonable attorneys' fees and costs of litigation (as determined under California Civil Code Section1717). Disputes hereunder shall be exclusively settled by arbitration in Los Angeles to be heard and determined by an arbitrator employed by Judicial Arbitration and Mediation Services (JAMS) in accordance with the rules established by JAMS for such proceedings. The parties shall bear their own attorneys' fees incurred in negotiating and drafting this Agreement and all matters related thereto.

               17. PUBLICITY. The parties hereto agree that they will not at any time engage in any acts, make any statements, or bring any action which, either directly or indirectly, disparages or results in the actual disparagement of the other party. The parties hereto agree to cooperate in connection with any publicity concerning this Agreement.

               18. NO MODIFICATION OR AMENDMENT EXCEPT BY WRITING. No modification,


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amendment or waiver of any of the provisions herein contained, nor any future representation promises or conditions in connection with the subject matter hereof, shall be binding upon any party hereto unless made in writing and signed by such party or by a duly authorized officer or agent on behalf of such party.

               19. SEVERABILITY. In the event that any one or more of the provisions contained herein shall for any reason be held to be invalid illegal or unenforceable, such provision shall not affect any other provisions of this Agreement so long as the remaining pro visions can and are construed to fulfill the intent of the parties as set forth herein as if such invalid, illegal or unenforceable provision was not contained herein.

               20. CAPTIONS AND HEADINGS; COUNTERPARTS. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it. This Agreement may be executed in two or more counterparts, all of which when taken together shall constitute the entire instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

               21. NO ADMISSION. While this Agreement resolves all issues between the Company, Yulish and McGregor, as well as any future effects of any acts or omissions, it does not constitute an admission by Company or by Yulish or McGregor of any violation of federal, state or local law, ordinance or regulation or of any violation of the Company's policies or procedures or any contract or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company or Yulish or McGregor.

               22. FURTHER ASSURANCES. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms. As required from time to time after the Consulting Period, Yulish agrees, on an informal basis and subject to his availability, and for no fee so long as the time involved is not material, to consult with Company regarding the status or background of ongoing matters (including current or future litigation) for which he had responsibility or substantial involvement during his employment with Company.

               23. ACKNOWLEDGMENT. YULISH AND MCGREGOR BOTH ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ, FULLY UNDERSTOOD AND VOLUNTARILY EXECUTED THIS AGREEMENT. YULISH AND MCGREGOR BOTH UNDERSTAND THAT THIS IS A LEGAL DOCUMENT AND THAT THEY HAVE PREVIOUSLY BEEN ADVISED THAT THEY MAY CONSULT WITH AN ATTORNEY CONCERNING THEIR RIGHTS UNDER THIS AGREEMENT AND WITH THE COMPANY, AND THAT THEY HAVE DONE SO.

                                      * * *


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               IN WITNESS WHEREOF, the parties have affixed their signatures on the date set forth above.


"COMPANY"                                    "YULISH"
THE HARVEY ENTERTAINMENT COMPANY


By:     /s/ Michael S. Hope                  /s/ Gregory M. Yulish
        -------------------------------      -------------------------------
        Michael S. Hope                      Gregory M. Yulish
        Chief Financial Officer

        Date:


"EXECUTIVE"                                  "JEM"
                                             JEM  ENTERTAINMENT, INC.


/s/ Jane McGregor                            By:     /s/ Jane McGregor
-------------------------------                 -------------------------------
Jane McGregor                                        Jane McGregor




AGREED AS TO FORM:                           AGREED AS TO FORM:
Sidley & Austin                              Troop Meisinger Steuber & Pasich



By:     /s/ Gary J. Cohen, Esq.              By:     /s/ Jon D. Meer, Esq.
   -------------------------------              -------------------------------
        Gary J. Cohen, Esq.                          Jon D. Meer, Esq.



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